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                                                                      Exhibit 11


                             SPACEHAB, INCORPORATED
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                                         Three Months                     Six Months
                                                                         Ended March 31,                Ended March 31,
                                                                        1995         1996             1995            1996
                                                                     -----------  -----------      -----------   ------------
Net Income (Loss) and Adjusted Earnings:
   Net income (loss) applicable to common
      shareholders used fror primary
      computations                                                   $33,158,400  $(6,021,749)     $27,058,363   $(11,295,360)
                                                                     ===========  ============     ===========   =============

   Fully diluted adjustments:
   Savings in convertible note payable interest expense,
     net of tax                                                           20,530       19,228           40,611         38,772
                                                                     -----------  -----------      -----------   ------------
      Adjusted net income (loss) applicable to
        common shareholders assuming full dilution                   $33,178,930  $(6,002,521)     $27,098,974   $(11,256,588)
                                                                     ===========  ============     ===========   =============

Weighted Average Shares and Share
  Equivalents Outstanding:                                             4,908,253   10,999,478        4,908,253      8,179,852
   Exercise of options and warrants                                       16,484                         8,196
   Assume conversion of preferred stock                                1,671,312                     1,671,312
                                                                     -----------  -----------      -----------   ------------
Average number of shares of common stock
   common stock equivalents used for primary
   computation                                                         6,596,049   10,999,478        6,587,761      8,179,852
                                                                     ===========  ============     ===========   =============

   Fully diluted adjustments (2):
      Weighted Average Shares and Share
       Equivalents Outstanding:                                        4,908,253   10,999,478        4,908,253      8,179,852
      Assumed exercise of options and warrants                            16,484      126,096            8,196         35,638
      Assumed conversion of convertible debt                              75,000       75,000           75,000         75,000
      Assume conversion of preferred stock                             1,671,312                     1,671,312
                                                                     -----------  -----------      -----------   ------------
Total number of shares assumed to be
   outstanding after full dilution                                     6,671,049   11,200,574        6,662,761      8,290,490
                                                                     ===========  ============     ===========   =============

Earnings Per Share:

Income (loss) per common and common equivalent share:
   Primary (1)                                                       $      5.03  $     (0.55)     $      4.11   $      (1.38)
                                                                     ===========  ============     ===========   =============

   Fully Diluted (2):                                                $      4.97  $     (0.54)     $      4.07   $      (1.36)
                                                                     ===========  ============     ===========   =============


(1) The assumed exercise of options and warrants in periods of net loss are anti-dilutive and are not included in the computation and presentation of primary earnings per share.

(2) The assumed exercise of options, warrants, conversion of convertible debt, and conversion of preferred stock are anti-dilutive but are included in the calculation of fully dilutive earnings per share in accordance with Regulation S-K Item 601 (a)(11).





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